Exhibit 99.1

CONTACT:

MEDIA AND INVESTOR RELATIONS:

Jeff Macdonald

Acorda Therapeutics

(914) 347-4300 ext. 232

jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics, Inc. Announces Pricing of Common Stock Offering

HAWTHORNE, N.Y. – August 7, 2008 – Acorda Therapeutics, Inc. (NASDAQ: ACOR) (the “Company”) announced today the pricing of a public offering of 4,000,000 shares of its common stock at $28.50 per share. The shares are being offered by Deutsche Bank Securities Inc. as underwriter.

The Company has granted the underwriter an option to purchase an additional 600,000 shares of common stock at the public offering price to cover over-allotments, if any. The Company intends to use the net proceeds from this offering to conduct activities related to the filing of an NDA for Fampridine-SR, for pre-marketing activities associated with the commercialization of Fampridine-SR, if approved, for research and development, including in connection with preclinical studies related to neuregulin, remyelinating antibodies and chrondroitinase programs, and the remainder for general corporate purposes, which include the funding of working capital and capital expenditures.

A shelf registration statement relating to these securities became effective upon filing with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

When available, a final prospectus related to the offering may be obtained by contacting Deutsche Bank Securities Inc., Deutsche Bank Securities, Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988.

About Acorda Therapeutics

Acorda Therapeutics is a biotechnology company developing therapies for spinal cord injury, multiple sclerosis and related nervous system disorders. The Company’s marketed products include Zanaflex Capsules(R) (tizanidine hydrochloride), a short-acting drug for the management of spasticity. Acorda’s lead clinical product, Fampridine-SR, has completed two Phase 3 clinical trials to evaluate its safety and efficacy to improve walking ability in people with MS. The Company’s pipeline includes a number of products in development for the treatment, regeneration and repair of the nervous system.

Forward-Looking Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including delays in obtaining or failure to obtain FDA approval of Fampridine-SR, the risk of unfavorable results from future studies of Fampridine-SR, Acorda Therapeutics’ ability to successfully market and sell Fampridine-SR, if approved, and Zanaflex Capsules(R), competition, failure to protect its intellectual property or to defend against the intellectual property claims of others, the ability to obtain additional financing to support Acorda Therapeutics’ operations, and unfavorable results from its preclinical programs. These and other risks are described in greater detail in Acorda Therapeutics’ filings with the Securities and Exchange Commission. Acorda Therapeutics may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. Acorda Therapeutics disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.